Exhibit 17(d)

CONSENT OF BROADHAVEN CAPITAL PARTNERS

We hereby consent to the inclusion of our opinion letter dated September 21, 2021, to the Special Committee of the Board of Directors of Sierra Income Corporation (the “Company”) as an Annex E to the Joint Proxy Statement/Prospectus relating to the proposed mergers contained in the Registration Statement on Form N-14, as filed with the Securities and Exchange Commission (the “Proxy/Registration Statement”), and to references to such opinion and the quotation or summarization of such opinion in such Proxy/Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy/Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations. Please be advised that (i) our opinion speaks only as of the date thereof, and we are neither updating our opinion nor do we undertake any obligation to do so (ii) further consent would be required in connection with inclusion of our opinion in any amendment to such Proxy/Registration Statement.

/s/ Broadhaven Capital Partners

Broadhaven Capital Partners

October 29, 2021